Exhibit 10.28

SORRENTO THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of December 8, 2014 (the “Effective Date”), is made by and between Sorrento Therapeutics, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and George Ng (the “Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company mutually desire to set forth the terms and conditions upon which the Company will compensate Executive for his services as an employee following the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. From and after the Effective Date, the Company shall employ Executive and Executive shall be employed by the Company, for the period and in the position set forth in this Section 1, subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall commence on the a mutually agreeable date prior to April 1, 2015 (“Start Date”), and continue thereafter until terminated in accordance with Section 3. Executive’s obligations herein shall not begin until after the Start Date.

(c) Position and Duties. Executive shall serve as Executive Vice President and Chief Legal Officer (the “CLO”) of the Company with such customary responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer (the “CEO”), consistent with such position. In the performance of such duties, Executive shall report to the CEO. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the CEO and the Board of Directors of the Company (the “Board”), provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive an initial base salary at a rate of $345,000 per annum (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the customary payroll practices of the Company for its other senior level executives (but in any event no less often than monthly).

(b) Annual Bonus. Executive will be eligible to participate in an annual incentive program established by the Board or an authorized committee of the Board. Any annual bonus payable under the annual incentive program, which shall be initially set at a target of 30% of the annual base salary, shall be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board and the CEO. The payment of each annual bonus, if any, shall be subject to Executive’s continued employment with the Company through the date of payment, and shall be paid between January 1st and March 15th of the calendar year following the calendar year to which it relates. Executive shall also be entitled to periodic grants of equity compensation under the Company’s equity incentive plan at the discretion of the Company’s Board of Directors or an authorized committee of the Board.

(c) Relocation and Housing Allowances. Executive will be reimbursed for relocation related costs (including, but not limited to, costs for or related to airfare, moving expenses, and commission for sale of home that are associated with the relocation) and will be provided a reasonable housing allowance up to $20,000 annually until such time that full relocation has occurred.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time.

(e) Vacation/PTO. During the Term, Executive shall be entitled to paid vacation/personal time off in accordance with the Company’s Policies for senior level executives, but not less than four (4) weeks of paid vacation per calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

3.	Termination.

The Company and Executive acknowledge that Executive’s employment during the Term will be at-will, as defined under applicable law, and that Executive’s employment with the Company during the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability (as defined below), the Company may terminate Executive’s employment. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits; provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(iii) Termination by the Company. The Company may terminate Executive’s employment with or without “Cause” (as defined below).

(iv) Resignation by Executive. Executive may resign Executive’s employment with the Company with or without “Good Reason” (as defined below).

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Date of Termination (as defined below) which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. For purposes of this Agreement, “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (iv) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to this Section 3(b), whichever is earlier.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or vested benefits accrued under any employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(d) Severance on Termination Without Cause or Resignation for Good Reason.

(i) Severance. If Executive is terminated without Cause or if Executive resigns for Good Reason, then, subject to Executive signing on or before the forty-fifth (45th) day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in a form reasonably acceptable to the Company (the “Release”), and Executive’s continued compliance with Section 4, Executive shall receive, in addition to the compensation set forth in Section 3(c), the following:

(A) an amount equal to Executive’s then current Annual Base Salary, payable in accordance with the Company’s standard payroll practices starting on the First Payment Date (as defined below);

(B) for the twelve (12) month period following Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation from Service with health (including medical and dental) insurance benefits substantially similar to those provided to such dependents immediately prior to the date of such Separation from Service. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Executive’s Separation from Service, or if the Company cannot provide the foregoing benefits in a manner that exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to twelve (12) multiplied by the monthly premium Executive would be required to pay for continuation coverage pursuant to the COBRA for his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Separation from Service), which amount shall be paid on the First Payment Date; and

(C) vesting of all unvested stock options and restricted stock and the extension of the exercise period of such options to the later of the longest period permitted by the Company’s stock option plans and in accordance with existing vesting policies fand procedures for Directors and Officers of the Company in the same or similar situations.

(ii) Definition of Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon: (A) Executive’s failure to (1) substantially perform his duties lawfully and reasonably with the Company (other than any such failure resulting from Executive’s Disability) or (2) comply with, in any material respect, any of the Company’s Policies, this Agreement or the Proprietary Information and Inventions Agreement; (B) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (C) Executive’s breach of a material provision of this Agreement; (D) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (E) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or (F) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(iii) Definition of Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, the Executive’s resignation will be for “Good Reason” if the Executive resigns within ninety (90) days after any of the following events, unless Executive consents to the applicable event: (A) a decrease in Executive’s Annual Base Salary or annual target bonus opportunity, other than a reduction in Executive’s Annual Base Salary or annual target bonus opportunity that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (B) a material decrease in the Executive’s authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where the Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (C) the relocation of the Executive’s primary office within the existing lease term for the San Diego, CA, facility to a location more than thirty-five (35) miles from either the Company’s existing facility in San Diego, CA or the then current headquarters. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (1) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (2) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

(e) No Other Compensation. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in this Section 3, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason other than being terminated without Cause or if Executive resigns without Good Reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in Section 3(c). Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.

(f) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Restrictive Covenants.

(a) General. Executive acknowledges that the Company has provided and, during the Term, the Company from time to time will continue to provide Executive with, access to its proprietary information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions (A) against unfair competition, (B) respecting Executive’s use of proprietary information and the protection of such information, and (C) the ownership of inventions developed by Executive in the course of Executive’s engagement or employment by or relationship with the Company, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment. The provisions herein do not apply to Executive’s interests and involvement in any business or entity previously disclosed to Company, including, but not limited to: PENG Ventures, LLC and their corresponding holdings.

(b) Noncompetition; Nonsolicitation.

(i) Noncompetition. Executive shall not, at any time during the Term, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(ii) Nonsolicitation. Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company to (A) terminate or reduce its arrangement or business with the Company, or (B) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee or independent contractor of the Company to terminate his or her employment or arrangement with the Company, or (y) employ any such individual during his or her employment or engagement with the Company and for a period of twelve months after such individual terminates his or her employment or engagement with the Company.

(iii) Blue Penciling. In the event the terms of this Section 4(b) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(c) Proprietary Information and Inventions Agreement. After the Start Date, Executive and the Company will execute the Company’s standard Proprietary Information and Inventions Agreement, which agreement is attached hereto as Exhibit A and incorporated herein by reference (the “Proprietary Information and Inventions Agreement”). Upon execution of the Proprietary Information and Inventions Agreement, Executive agrees to perform each and every obligation of his therein contained. Notwithstanding, to the extent any provisions in the Proprietary Information and Inventions Agreement conflict with, expand or minimize any provisions set forth in this Agreement, the provisions of this Agreement shall govern.

(d) Return of Property. Upon termination of Executive’s employment with the Company for any reason, upon request, Executive will use reasonable efforts to promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property containing material information pertaining to the Company’s customers, business plans, marketing strategies, products, property or processes.

(e) Non-Disparagement. Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

(f) Definitions. As used in this Section 4, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company pertaining to any drug, compound, nutraceutical, gene, vaccine or other product and technology that is commercialized or under research and development by the Company at the time of cessation of Executive’s employment with the Company, as such business may be expanded or altered by the Company during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.

(g) Rights and Remedies Upon Breach. It is recognized and acknowledged by Executive that a breach of the covenants contained in this Section 4 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. In addition, in the event Executive breaches any of the provisions of this Section 4, the Company shall be entitled to immediately cease all payments under Section 3(d) above.

(h) Acknowledgment by Executive. Executive has carefully read and considered the provisions of this Section 4, and, having done so, agrees that the restrictions set forth in this Section 4, including, but not limited to, the Restriction Period, are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

5.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any affiliate or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

6.	Miscellaneous Provisions.

(a) Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)     If to the Company:

Sorrento Therapeutics, Inc.

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

Attention: Chief Executive Officer

Facsimile: (858) 210-3759

(ii)     If to Executive, at the last address that the Company has in its personnel records for Executive; or

(iii)     At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, together with the Proprietary Information and Inventions Agreement, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including, without limitation, any offer letter, employment or consulting agreement between the Company and Executive; however, Executive hereby reaffirms his obligations under any previous confidentiality, assignment of inventions or noncompetition agreement with the Company and agrees that this Agreement does not supersede or modify any continuing obligations thereunder. The Company shall be entitled to enforce any and all such agreements against Executive to ensure that the Company receives the benefit of all such agreements. To the extent any of such prior confidentiality, assignment of inventions or noncompetition agreements previously entered into by Executive and the Company conflict with the terms of this Agreement, those provisions that are more favorable to the Company shall prevail. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Both Executive and the Company agree to submit any and all disputes, controversies, or claims based upon, relating to, or arising from your employment by the Company (other than workers’ compensation claims) or the terms, interpretation, performance, breach, or arbitrability of this Agreement to final and binding arbitration before a single neutral arbitrator in San Diego County, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the Parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the Parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). Each Party shall bear his, her or its own attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, unless the arbitrator find that a statutory award of attorneys’ fees is appropriate. The Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If either Party is required to compel arbitration of a dispute governed by this paragraph, the Party prevailing in that proceeding shall be entitled to recover from the other Party reasonable costs and attorneys’ fees incurred to compel arbitration. This Section 6(i) is intended to be the exclusive method for resolving any and all claims by Executive or the Company against each other for payment of damages under this Agreement or relating to Executive’s employment or service; provided, however, that neither this Agreement nor the submission to arbitration shall limit Executive’s or the Company’s right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Both Executive and the Company expressly waive their respective rights to a jury trial.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4 and 6, and any other provisions which by their nature require their survival, shall survive any termination of this Agreement.

(m) Defense and Indemnification

(i) The Company shall, to the maximum extent permitted by law, defend, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company and any payment/benefit being paid to or given to him by the Company in accordance with the Directors and Officers insurance policies then in effect.

(n) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid until the fifty-fifth (55th) day following Executive’s Separation from Service (the “First Payment Date”).

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

7.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Henry Ji
Name: Henry Ji, Ph.D.
Title: President & Chief Executive Officer

EXECUTIVE

By:	/s/ George Ng
Name: George Ng

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[Attached]

1159687 v1B/HN